EXHIBIT 99

FOR IMMEDIATE RELEASE October 17, 2006	Contact: Greg Steffens, President (573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
FIRST QUARTER EARNINGS

BOARD DECLARES QUARTERLY DIVIDEND OF $.09 PER SHARE

              Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the first quarter of fiscal 2007 of $740,000, or $.33 per diluted share as compared to $.30 per diluted share earned during the same period of the prior year. The increase in diluted earnings per share was primarily due to a 6.0% increase in net interest income, partially offset by a 3.8% increase in non-interest expense and a 13.8% increase in income tax provisions.

              Dividend Declared:

              The Company is pleased to announce that the Board of Directors, on October 17, 2006, declared its 50th consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid on November 30, 2006, to shareholders of record at the close of business on November 15, 2006. The Board of Directors and management believe the continuation of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

              Balance Sheet Summary:

              The Company experienced balance sheet growth with total assets increasing $9.2 million, or 2.6%, to $359.9 million at September 30, 2006, as compared to $350.7 million at June 30, 2006. This growth was primarily due to increased outstanding loan balances, offset by a reduction in cash and cash equivalents. Asset growth has been funded with Federal Home Loan Bank (FHLB) advances.

              Loans, net of the allowance for loan losses, increased $10.2 million to $291.1 million at September 30, 2006, an increase of 3.6% as compared to $280.9 million at June 30, 2006. The increase primarily reflects growth in commercial loan balances of $9.6 million. Asset quality remains relatively strong with net loan charge-offs for the first three months of fiscal 2007 totaling .01% of average loans, compared with .03% during the same period of the prior year. Our allowance for loan loss at September 30, 2006, totaled $2.2 million, representing .74% of total loans and 1,290% of    non-performing loans, compared to $2.1 million, or .73% of total loans and 3,889% of non-performing loans at June 30, 2006, and $2.0 million, or .74% of total loans and 389% of non-performing loans at September 30, 2005.

              Total liabilities increased $8.4 million to $332.5 million, an increase of 2.6% as compared to $324.1 million at June 30, 2006. FHLB advances increased $19.9 million to $65.9 million, as compared to $46.0 million at June 30, 2006. At September 30, 2006, FHLB borrowings included $22.9 million in the form of short-term borrowings; at June 30, 2006, the Bank had no short-term FHLB borrowings. Deposits decreased $10.8 million to $247.3 million at September 30, 2006, as compared to $258.1 million at June 30, 2006. The decrease in deposits was primarily due to the net maturity of $4.6 million in brokered certificates of deposit, along with a $4.3 million decrease in money market passbook deposits. The average loan to deposit ratio for the quarter was 114.4% as compared to 120.1% for the same period of the prior year.

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              The Company's stockholders' equity increased $830,000, to $27.4 million at September 30, 2006, from $26.6 million at June 30, 2006. The increase was due to retention of net income and an increase in the market value of the investment portfolio, partially offset by cash dividends.

              The Company has previously announced its intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 89,000 shares at an average cost of $15.17 per share. The Company at this time is not actively purchasing shares of its common stock, but market conditions, business opportunities and other economic conditions may alter our outlook on repurchasing common stock.

              Income Statement Summary:

              The Company's net interest income for the first quarter of fiscal 2007 increased to $2.5 million, up $140,000, or 6.0%, as compared to the same period of the prior year. The increase was primarily due to a $19.4 million increase in average interest earning assets, partially offset by a decrease in average spread. The net interest rate spread for the three-month period ended September 30, 2006 was 2.66%, as compared to 2.77% for the fourth quarter of fiscal year 2006, and 2.74% for the same period of the prior year. The decrease in interest rate spread compared to the same period of the prior year was primarily a result of an increase in rates paid on CDs and money market passbook accounts, partially offset by an increase in loan and investment yields.

              The Company's non-interest income for the first quarter of fiscal 2007 increased to $577,000, up $37,000, or 6.9%, compared to the same period of the prior year. The increase was primarily due to fees from various bank service charges, including loan fees, charges for NSF activity, and income from ATM and check card transactions.

              Non-interest expense for the first quarter of fiscal 2007 increased to $1.8 million, up $65,000, or 3.8%, from the $1.7 million expensed during the same period of the prior year. Non-interest expense increased due to higher compensation and occupancy expenses, partially offset by decreases in legal and professional fees, costs of correspondent bank services, postage and supplies expenses, and foreclosure and repossession expenses. In January, 2006, the bank opened a new facility in Sikeston, Missouri. Non-interest expense attributable to that location totaled $110,000 for the first quarter of fiscal 2007. Absent those costs, non-interest expense would have declined 2.5%, compared to the same period of the prior year.

              The efficiency ratio for the first quarter of fiscal 2007 was 58.6%, compared to 60.0% for the same period of the prior year. The improvement was due to increases in net interest income and non-interest income exceeding increases in non-interest expense. The Company continues to evaluate opportunities to improve efficiency.

              Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2006	June 30, 2006

Total assets	$359,858,000	$350,684,000
Available-for-sale securities	38,403,000	38,402,000
Loans, net	291,069,000	280,931,000
Allowance for losses on loans	2,158,000	2,058,000
Non-performing assets	516,000	269,000
Deposits	247,334,000	258,069,000
FHLB advances	65,900,000	46,000,000
Securities sold under repurchase agreements	9,838,000	11,296,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	27,384,000	26,554,000

Equity to assets ratio	7.61%	7.57%
Allowance as a percentage of loans	0.74%	0.73%
Non-performing loans as a percentage of loans	0.06%	0.02%

Per common share:
Closing Market Price	$ 15.00	$ 13.00
Tangible book value	11.26	10.86

	Three Months Ended September 30,
Selected Operating Data:	2006	2005

Net interest income	$2,489,000	$2,348,000
Provision for loan losses	125,000	120,000
Noninterest income	577,000	540,000
Noninterest expense	1,797,000	1,732,000
Income taxes	404,000	355,000
Net income	$ 740,000	$ 681,000

Per common share:
Net earnings:
Basic	$ .33	$ .31
Diluted	$ .33	$ .30

Cash dividends	$ .09	$ .09

Average basic shares outstanding	2,228,254	2,223,765
Average diluted shares outstanding	2,267,397	2,276,577

Profitability Ratios:

Return on average assets	.83%	.81%

Return on average common equity	10.96%	10.81%

Net interest margin	2.98%	2.98%
Net interest spread	2.66%	2.74%

Efficiency Ratio	58.61%	60.00%

End.